Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER TO PRESENT AT

MLP CONFERENCE IN NEW YORK

Dallas, Texas – March 6, 2007 — Energy Transfer Partners, L.P. (NYSE: ETP) and Energy Transfer Equity, L.P. (NYSE: ETE) today announced that Ray C. Davis and Kelcy L. Warren, Co-Chief Executive Officers, will make a presentation at the Sixth Annual Master Limited Partnership Investor Conference being held in New York March 7-8, 2007. Energy Transfer’s presentation is scheduled for Wednesday, March 7th at 2:15 p.m. (EST).

The presentation material will be posted on the Company’s website at www.energytransfer.com and a live webcast will also be available at www.naptp.org.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million of ETP’s limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:
Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer	Gittins & Granado
214-981-0700	214-361-0400